Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports an 89% Increase in Net Income Quarter-over-Quarter, Announces Continuation of Monthly Dividends

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SAN ANTONIO–June 22, 2023–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to emerging markets, today reported operating income of $730,000 for the quarter ended March 31, 2023, on total revenues of $3.6 million. The Company recorded net income of $1.6 million, or $0.11 per share, representing an 89% increase over the previous quarter’s net income.

Average assets under management (AUM) for the three-month period ended March 31, 2023, were $2.5 billion, while total AUM at period-end was $2.3 billion.

“As a reminder, we were delayed in submitting our financial results for the quarters ended December 31, 2022, and March 31, 2022, due to prior period restatements. The restatement process took longer than expected, but now that the March 2023 quarter results have been filed, we expect to be back on track reporting quarterly and annual financial statements in a timely manner,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “We remained profitable in the first calendar quarter of 2023 as key industries that we track ended the period in positive territory, from gold to airlines to luxury goods. Our Global Luxury Goods Fund (USLUX) performed well during the quarter, led by strong advances by Tesla, the fund’s number one holding. In the March quarter, Tesla’s Model Y was the world’s best-selling vehicle, the first time a purely electric automobile took the top spot. Shares of European-listed luxury goods manufacturers and retailers also moved higher on hopes that China’s economic reopening following pandemic lockdowns would increase sales. In April, giant luxury conglomerate LVMH became Europe’s most valuable company when its market cap exceeded $500 billion, the first European company to do so. In all, I believe we’re very well-positioned for future growth as inflation continues to cool.”

Air Travel Volumes Have Returned to Pre-Pandemic Levels

The Company’s largest fund, the U.S. Global Jets ETF (JETS), ended the first calendar quarter on a strong footing as the number of commercial air passengers continued to increase heading into the busy summer travel season. On June 16, the U.S. Transportation Security Administration (TSA) reported that it screened over 2.78 million people at airports, which is the most since 2019, before the pandemic.

“Leisure travel has already fully recovered to pre-pandemic levels, and there are now estimates that business travel won’t be too far behind,” continues Mr. Holmes. “Based on ticketing data analyzed by ForwardKeys, a travel intelligence and consultancy firm, global business travel is set to overtake leisure in July, and the gap may widen in the autumn and beyond. I believe this is bullish for the airline industry, and JETS in particular, since business travel has historically been a more lucrative source of revenue than leisure.

1 Munoz, J. F. (2023, May 25). Tesla Model Y Was The World’s Best-Selling Car In Q1 2023. Motor1.com.

2 Reid, J. (2023, April 25). Luxury goods giant LVMH becomes the first European company to surpass $500 billion in market value. CNBC.

3 Shepardson, D. (2023, June 20). U.S. screens highest number of air passengers since 2019. Reuters.

“As you may have read in the Investor Alert and Frank Talk, we believe the airline industry is a leading indicator of economic activity, the implication being that the overall economy is robust, despite the negative headlines. Airfares remain near the high end, and yet some airlines have reported record advance bookings for summer travel. I have been traveling quite a bit lately, and every airport is packed and nearly every flight is operating at full capacity.”

Healthy Liquidity and Capital Resources

As of March 31, 2023, the Company had net working capital of approximately $36.9 million, an increase of $3.0 million, or 8.7%, since June 30, 2022. Total assets, including various corporate investments, stood at $55.7 million. With approximately $24.9 million in cash and cash equivalents, an increase of $2.6 million, or 11.8% since June 30, 2022, the Company has adequate liquidity to meet its current obligations.

Substantial Increase in Share Repurchases While Maintaining Monthly Dividend Policy

For the three months ended March 31, 2023, the Company repurchased 193,040 class A shares at a net cost of $556,000, a substantial increase from the 19,487 shares that were repurchased during the same period a year earlier.

The Company believes that its stock is undervalued, making the buybacks an attractive opportunity on flat or down days in anticipation of a potential rebound. The repurchase program has been in place since December 2012, and the Board of Directors (the “Board”) has renewed the repurchase program each calendar year.

The Company is also pleased to announce that it will continue its payment of monthly dividends. The Board approved payment of the $0.0075 per share per month dividend beginning in July 2023 and continuing through September 2023. The record dates are July 10, August 14 and September 11, and the payment dates will be July 24, August 28 and September 25.

At the June 20, 2023, closing price of $2.75, the $0.0075 monthly dividend equals a 3.27% yield on an annualized basis.

The continuation of future cash dividends will be determined by the Board, at its sole discretion, after review of the Company's financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the Company and general business conditions.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	03/31/2023	03/31/2022
Operating Revenues	$3,624	$6,175
Operating Expenses	2,894	3,658
Operating Income	730	2,517

Total Other Income (Loss)	1,216	(3,609)
Income (Loss) Before Income Taxes	1,946	(1,092)

Income Tax Expense (Benefit)	306	(246)
Net Income (Loss)	$1,640	$(846)

Net income (loss) per share (basic and diluted)	$0.11	$(0.06)

Avg. common shares outstanding (basic)	14,747,537	15,010,630
Avg. common shares outstanding (diluted)	14,747,637	15,011,582

Avg. assets under management (billions)	$2.5	$4.1

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.